EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION
                                       OF
                                GOHEALTH.MD INC.


     FIRST: The name of this corporation is: GOHEALTH.MD INC.

     SECOND: The address of its registered office in the State of Delaware and the name of its registered agent is Agents and Corporations, Inc., Suite 600, One Commerce Center, Twelfth and Orange Streets, Wilmington, New Castle County, Delaware 19899-0511.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares which the corporation is authorized to issue is 10,000,000 shares of common voting stock, each share to have a par value of $.001 per share.

     FIFTH: The name and mailing address of the incorporator is: Patricia A. Howe, Suite 600, One Commerce Center, Twelfth and Orange Streets, Wilmington, Delaware 19899-0511.

     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation.

     EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This Article Eighth shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eighth became effective.

     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed, and the facts therein stated are true and, accordingly, I have hereunto set my hand and seal this 23rd day of February, 1999.

                                        /s/ Patricia A. Howe            (SEAL)
                                       ---------------------------------
                                       Patricia A. Howe,
                                       Incorporator



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